Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated November 26, 2018 to Prospectus dated September 11, 2017

Registration No. 333-219085

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

2018 Series B 4.60% Senior Notes Due 2048
Issuer:	Virginia Electric and Power Company

Principal Amount:	$600,000,000

Expected Rating (Moody’s/S&P/Fitch)*:	A2 (stable outlook) / BBB+ (negative outlook) / A (stable outlook)

Trade Date:	November 26, 2018

Settlement Date:	November 28, 2018 (T+2)

Final Maturity Date:	December 1, 2048

Interest Payment Dates:	June 1 and December 1

First Interest Payment Date:	June 1, 2019

Make-Whole Call:	T+20 bps prior to June 1, 2048

Par Call:	On or after June 1, 2048

Treasury Benchmark:	3.00% due August 15, 2048

Benchmark Yield:	3.315%

Spread to Benchmark:	+132 bps

Reoffer Yield:	4.635%

Coupon:	4.60%

Price to Public:	99.435%

Proceeds to Company Before Expenses:	98.560%

CUSIP/ISIN:	927804 GA6 / US927804GA61

Joint Book-Running Managers:	Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC

Co-Managers:	Mischler Financial Group, Inc. and PNC Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated November 26, 2018, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Deutsche Bank Securities Inc.	1-800-503-4611 (toll-free)
SunTrust Robinson Humphrey, Inc.	1-800-685-4786 (toll-free)
Wells Fargo Securities, LLC	1-800-645-3751 (toll-free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.